Exhibit 99.1

CONTACTS:
Russell Allen, Director — Planning & IR (704) 557-8219
Joe Calabrese, Financial Relations Board (212) 827-3772
IMMEDIATE RELEASE
February 11, 2009
Lance, Inc. Reports Results for Fourth Quarter 2008
•	Achieves record fourth quarter net revenue of $215 million, a 16% increase over fourth quarter 2007

•	Reports 2008 fourth quarter earnings per diluted share of $0.28, excluding special items, compared with earnings per diluted share of $0.03 in the prior year fourth quarter; 2008 fourth quarter earnings per diluted share including special items was $0.24

•	Provides 2009 full year earnings per diluted share estimate of $1.00 to $1.15
Charlotte, NC, — February 11, 2009 — Lance, Inc. (Nasdaq-GS: LNCE) today reported net revenue from continuing operations for the fourth quarter ended December 27, 2008 of $215.3 million, an increase of 16% over the prior year fourth quarter net revenue of $185.2 million.
The Company’s branded product sales in the fourth quarter 2008 increased approximately 8% from the prior year, reflecting higher selling prices and continued strong volume growth in Lance branded home pack sandwich crackers and Cape Cod branded potato chips. The Company’s non-branded product sales increased approximately 29% from the prior year, reflecting higher selling prices, volume growth from new and existing private brand customers, new product introductions and the March 2008 acquisition of Brent & Sam’s. Approximately 8% of the non-branded revenue growth was attributable to the Brent & Sam’s acquisition.
Lance realized fourth quarter 2008 net income from continuing operations, excluding special items, of $8.8 million, or $0.28 per diluted share, compared with fourth quarter 2007 net income from continuing operations of $1.1 million, or $0.03 per diluted share. Special items in the fourth quarter of 2008 consisted of a pre-tax charge of $1.2 million to account for a change to the Company’s vacation policy, and acquisition and start-up costs of $0.8 million associated with the acquisition of certain assets of Archway Cookies LLC. As previously announced, the Company acquired certain assets of Archway Cookies LLC on December 8, 2008. Including these special items, fourth quarter 2008 net income from continuing operations was $7.5 million, or $0.24 per diluted share. The fourth quarter of 2007 was adversely impacted by a rapid increase in the costs of ingredients, primarily flour and vegetable oils, which were not immediately offset by increased prices to customers.
2008 Full Year Results
The Company reported net revenue from continuing operations for the full year ended December 27, 2008 of $852.5 million, an increase of approximately 12% compared with prior year net revenue of $762.7 million. Excluding the impact of the Brent & Sam’s acquisition, net revenue grew by approximately 10%.
The Company realized 2008 full year net income from continuing operations of $19.0 million, excluding special items, or $0.60 per diluted share, compared to full year 2007 net income from continuing operations of $23.8 million, or $0.76 per diluted share. Special items in 2008 consisted of a one-time pre-tax charge of $1.2 million to change the Company’s vacation policy, and acquisition and start-up costs of $0.8 million pre-tax associated with the acquisition of certain assets of Archway Cookies LLC. Both of these special items occurred in the fourth quarter of 2008. Including these special items, 2008 net income from continuing operations was $17.7 million, or $0.56 per diluted share.

Comments from Management
“We are pleased with the significant improvement in our profitability in the fourth quarter,” commented David V. Singer, President and Chief Executive Officer. “As anticipated, the additional price increases that we executed late in the third quarter brought our prices back in line with our costs.”
Mr. Singer added, “Our sales growth and the operational improvements implemented during 2008 will be an important part in continuing to drive margin improvements. During 2008, we continued to make progress on several key initiatives: we delivered solid top line growth in key branded and private brands product categories; we drove efficiencies in our DSD network and supply chain operations; and we made significant progress on the implementation of our new ERP solution.”
“Focused on strategic growth, we also successfully completed two important acquisitions during 2008. The acquisition of Brent & Sam’s strengthened our private brands product portfolio with the addition of a premium line of cookies. The recent acquisition of certain assets of Archway Cookies LLC adds a solid brand to our portfolio, along with manufacturing capacity to support our continued growth. Despite the temporary decline in our profit margin and EPS during 2008, driven by the sharp escalation of input costs, we believe that our notable accomplishments in 2008 position us well for the future.”
Mr. Singer concluded, “In 2009, we remain focused on our goals of accelerating sales growth, widening margins, improving return on capital and delivering EPS growth. Our sales momentum, improved operational efficiency, solid pipeline of new products and recent acquisitions will help us achieve these goals despite a weak economic environment.”
Company Estimates Provided for 2009
The Company believes that its net sales for the full year 2009 will be approximately $900 to $920 million and that earnings per diluted share will range from approximately $1.00 to $1.15. The Company believes that its earnings per share will be negatively impacted by the integration of the Archway acquisition, heavier promotional and advertising activity focused in the first half of the year and other key operational initiatives that will have more impact as the year progresses.
The Company’s range of revenue and EPS estimates reflects the uncertainty around the current economic and competitive environment.
Capital expenditures are expected to be approximately $36 and $41 million for the year as the Company continues to invest in its supply chain and information system initiatives.
Dividend Declared
On February 10, 2009, the Company announced the declaration of a quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on February 27, 2009 to stockholders of record at the close of business on February 20, 2009.
Conference Call
Lance, Inc. has scheduled a conference call and presentation with investors at 9:00 am eastern time on Wednesday, February 11, 2009 to discuss financial results. To participate in the conference call, the dial-in number is (800) 789-3681 for U.S. callers or (702) 696-4943 for international callers. A continuous telephone replay of the call will be available beginning at 12:00 pm on February 11th and running through February 18th at midnight. The replay telephone number is (800) 642-1687 for U.S. callers or (706) 645-9291 for international callers. The replay access code is 82074739. Investors may also access a web-based replay of the conference call at Lance’s web site, https://ir.lance.com.

The conference call and accompanying slide presentation will be webcast live through the Investor Relations section of Lance Inc.’s website https://ir.lance.com. In addition, the slide presentation will be available to download and print approximately 30 minutes before the webcast at Lance’s Investor Relations home page.
About Lance, Inc.
Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout much of the United States and other parts of North America. The Company’s products include sandwich crackers and cookies, potato chips, crackers, cookies, other snacks, sugar wafers, nuts, restaurant style crackers and candy. Lance has manufacturing facilities in North Carolina, Iowa, Georgia, Massachusetts, Texas, Florida, Ohio, Arkansas and Ontario, Canada. Products are sold under the Lance, Cape Cod, Tom’s, Archway and Brent & Sam’s brand names along with a number of private label and third party brands. The Company’s products are distributed through a direct-store-delivery system of approximately 1,300 sales routes, a network of independent distributors and direct shipments to customer locations. Products are distributed widely through grocery and mass merchant stores, convenience stores, club stores, food service outlets and other channels.
This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition and industry consolidation, increases in prices or availability of ingredients, product price increase impact on total revenue, risks from large customers, changes in consumer preferences, implementation of a new information system, product recalls or safety concerns, food industry and regulatory factors, acquisition and divestiture risks, ability to execute strategic initiatives, interest rate, foreign exchange rate and credit risks, and natural disasters or catastrophic events and current economic conditions are discussed in the Company’s most recent Forms 10-Q and 10-K filed with the Securities and Exchange Commission.
This press release presents measures not derived in accordance with generally accepted accounting principles (“GAAP”). Such measures should not be considered substitutes for any measures derived in accordance with GAAP and may also be inconsistent with similar measures presented by other companies. Reconciliation of these non-GAAP measures to the most nearly comparable GAAP measures, if applicable, is presented in the attached pages.

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	Quarter Ended
	December 27,	December 29,
	2008	2007
Revenue	$215,298	$185,222
Cost of sales	131,336	116,384

Gross margin	83,962	68,838

Selling, general and administrative	71,918	65,981
Other (income)/expense, net	(476)	985

Income from continuing operations before interest and taxes	12,520	1,872

Interest expense, net	867	454
Income tax expense	4,109	337

Net income from continuing operations	$7,544	$1,081

Loss from discontinued operations	—	—
Income tax benefit	—	—

Net loss from discontinued operations	—	—

Net Income	$7,544	$1,081

Basic earnings per share:
From continuing operations	$0.24	$0.03
From discontinued operations	—	—

Basic earnings per share	$0.24	$0.03
Weighted average shares outstanding – basic	31,279,000	31,082,000

Diluted earnings per share:
From continuing operations	$0.24	$0.03
From discontinued operations	—	—

Diluted earnings per share	$0.24	$0.03
Weighted average shares outstanding — diluted	31,980,000	31,514,000

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	Fiscal Years Ended
	December 27,	December 29,
	2008	2007
Revenue	$852,468	$762,736
Cost of sales	531,528	444,487

Gross margin	320,940	318,249

Selling, general and administrative	291,680	277,317
Other( income)/expense, net	(854)	2,390

Income from continuing operations before interest and taxes	30,114	38,542

Interest expense, net	3,041	2,222
Income tax expense	9,367	12,511

Net income from continuing operations	$17,706	$23,809

Income from discontinued operations	—	44
Income tax expense	—	15

Net income from discontinued operations	—	29

Net Income	$17,706	$23,838

Basic earnings per share:
From continuing operations	$0.57	$0.77
From discontinued operations	—	—

Basic earnings per share	$0.57	$0.77
Weighted average shares outstanding – basic	31,203,000	30,961,000

Diluted earnings per share:
From continuing operations	$0.56	$0.76
From discontinued operations	—	—

Diluted earnings per share	$0.56	$0.76
Weighted average shares outstanding — diluted	31,803,000	31,373,000

LANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 27, 2008	December 29, 2007
Assets:
Cash and cash equivalents	$807	$8,647
Accounts receivable, net	74,406	64,081
Inventories	43,112	38,659
Other current assets	22,711	21,702

Total Current Assets	141,036	133,089
Fixed Assets, net	216,085	205,075
Goodwill and other intangibles, net	104,076	69,127
Other assets	4,949	5,712

Total Assets	$466,146	$413,003

Liabilities and Equity:
Accounts payable	$25,939	$21,169
Short-term Debt	7,000	—
Other current liabilities	58,630	53,468

Total Current Liabilities	91,569	74,637

Long-term debt	91,000	50,000
Other liabilities	48,070	41,269
Stockholders’ equity	235,507	247,097

Total Liabilities and Stockholders’ Equity	$466,146	$413,003

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(unaudited)

	Fiscal Year Ended
	December 27, 2008	December 29, 2007
Operating Activities:
Net income	$17,706	$23,838
Fixed asset depreciation and intangible amortization	32,217	29,307
Equity-based incentive expense	5,967	3,294
(Gain) loss on sale of fixed assets, net	(339)	818
Other non-cash expenses, net	8,753	827
Changes in other operating assets and liabilities, excluding business acquisitions	(9,394)	(5,734)

Net cash flow from operating activities	54,910	52,350

Investing Activities:
Purchases of fixed assets	(39,064)	(39,476)
Business acquisitions, net of cash acquired	(54,984)	—
Proceeds from sale of property	2,958	7,277
Purchase of investment	(190)	(2,090)

Net cash used in investing activities	(91,280)	(34,289)

Financing Activities:
Dividends paid	(20,124)	(19,872)
Issuances of common stock	2,539	4,732
Proceeds from long-term debt	48,435	—
Repayments of long-term debt from business acquisitions	(2,239)	—

Net cash from/(used in) financing activities	28,611	(15,140)

Effect of exchange rate changes on cash	(81)	222

(Decrease)/increase in cash and cash equivalents	(7,840)	3,143
Cash and cash equivalents at beginning of period	8,647	5,504

Cash and cash equivalents at end of period	$807	$8,647

LANCE, INC.
RECONCILIATION OF NON-GAAP MEASURES
(in thousands, except per-share amounts)
(unaudited)
Fiscal Year Ended December 27, 2008

	Net of	Per Diluted
	Tax	Share
Net Income from Continuing Operations	$17,706	$0.56
Vacation policy change	774	0.02
Archway integration related charges	525	0.02

Net Income from Continuing Operations, excluding special charges	$19,005	$0.60
Quarter Ended December 27, 2008

	Net of	Per Diluted
	Tax	Share
Net Income from Continuing Operations	$7,544	$0.24
Vacation policy change	774	0.02
Archway integration related charges	525	0.02

Net Income from Continuing Operations, excluding special charges	$8,843	$0.28